Exhibit 99.1

Vantage Drilling International Reports First Quarter Results for 2019

HOUSTON, May 9, 2019 (GLOBE NEWSWIRE) -- Vantage Drilling International ("Vantage" or the “Company”) reported a net loss attributable to controlling interest of approximately $47.9 million or $9.58 per share for the three months ended March 31, 2019 as compared to a net loss attributable to controlling interest of $32.1 million or $6.43 per share for the three months ended March 31, 2018.

As of March 31, 2019, Vantage had approximately $226.2 million in cash, including $10.3 million of restricted cash, compared to $239.4 million in cash, including $14.4 million of restricted cash at December 31, 2018.

Ihab Toma, CEO, commented. “I am pleased to report that with the completion of the Tungsten Explorer’s SPS and five-year maintenance and the award of the Dana Gas contract for this rig, we will have seven rigs on contract once the Tungsten Explorer commences its contract in the very near future.  Even with signs of an improved market, we continue to remain diligent and focused on managing our costs, operating efficiently and preserving our strong balance sheet position.”

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of three ultra-deepwater drillships and five premium jackup drilling rigs. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and independent oil and natural gas companies. Vantage also provides construction supervision services and preservation management services for, and will operate and manage, drilling units owned by others.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.  Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Public & Investor Relations Contact:

     Thomas J. Cimino

     Chief Financial Officer

     Vantage Drilling International

     (281) 404-4700

Vantage Drilling International
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)
	Three Months Ended March 31,
	2019	2018
Revenue
Contract drilling services	$29,980	$51,595
Reimbursables and other	4,575	6,068
Total revenue	34,555	57,663
Operating costs and expenses
Operating costs	38,542	40,985
General and administrative	8,668	7,354
Depreciation	18,533	17,868
Total operating costs and expenses	65,743	66,207
Loss from operations	(31,188)	(8,544)
Other income (expense)
Interest income	1,064	221
Interest expense and other financing charges	(15,815)	(19,271)
Other, net	182	(570)
Total other expense	(14,569)	(19,620)
Loss before income taxes	(45,757)	(28,164)
Income tax provision	2,147	3,973
Net loss	(47,904)	(32,137)
Net loss attributable to noncontrolling interests	(14)	—
Net loss attributable to shareholders	$(47,890)	$(32,137)
Net loss per share, basic and diluted	$(9.58)	$(6.43)
Weighted average ordinary shares outstanding, basic and diluted	5,000	5,000
Vantage Drilling International
Supplemental Operating Data
(Unaudited, in thousands, except percentages)
	Three Months Ended March 31,
	2019	2018
Operating costs and expenses
Jackups	$17,806	$14,463
Deepwater	15,815	19,812
Operations support	3,099	3,127
Reimbursables	1,822	3,583
	$38,542	$40,985

Vantage Drilling International
Consolidated Balance Sheet
(In thousands, except share and par value information)
(Unaudited)
	March 31, 2019	December 31, 2018

ASSETS
Current assets
Cash and cash equivalents	$215,856	$224,967
Restricted cash	1,862	10,362
Trade receivables	27,233	28,431
Inventory	44,910	45,195
Prepaid expenses and other current assets	16,192	17,278
Total current assets	306,053	326,233
Property and equipment
Property and equipment	1,001,590	996,139
Accumulated depreciation	(226,980)	(208,836)
Property and equipment, net	774,610	787,303
Operating lease right-of-use assets	8,269	-
Other assets	18,920	16,026
Total assets	$1,107,852	$1,129,562

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$51,086	$44,372
Accrued liabilities	26,471	17,983
Total current liabilities	77,557	62,355
Long–term debt, net of discount and financing costs of $7,598 and $12,914	1,114,328	1,109,011
Other long-term liabilities	28,442	22,889
Commitments and contingencies
Shareholders' equity
Ordinary shares, $0.001 par value, 50 million shares authorized; 5,000,053 shares issued and outstanding	5	5
Additional paid-in capital	373,972	373,972
Accumulated deficit	(486,560)	(438,670)
Controlling interest shareholders' equity	(112,583)	(64,693)
Noncontrolling interests	108	-
Total equity	(112,475)	(64,693)
Total liabilities and shareholders’ equity	$1,107,852	$1,129,562

Vantage Drilling International
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)
	Three Months Ended March 31
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(47,904)	$(32,137)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	18,533	17,868
Amortization of debt financing costs	400	117
Amortization of debt discount	5,354	12,313
Amortization of contract value	1,556	1,556
PIK interest on the Convertible Notes	1,934	1,912
Share-based compensation expense	1,029	1,745
Deferred income tax (benefit) expense	(415)	419
Loss (gain) on disposal of assets	62	(2,682)
Changes in operating assets and liabilities:
Trade receivables	1,198	6,498
Inventory	285	(189)
Prepaid expenses and other current assets	1,086	120
Other assets	1,252	(383)
Accounts payable	2,995	2,051
Accrued liabilities and other long-term liabilities	1,951	(6,292)
Net cash (used in) provided by operating activities	(10,684)	2,916
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(2,184)	(19)
Proceeds from sale of Vantage 260	—	4,845
Net cash (used in) provided by investing activities	(2,184)	4,826
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	—	(5,458)
Contributions from holders of noncontrolling interest	122	—
Debt issuance costs	(437)	—
Net cash used in financing activities	(315)	(5,458)
Net (decrease) increase in cash and cash equivalents	(13,183)	2,284
Unrestricted and restricted cash and cash equivalents—beginning of period	239,387	195,455
Unrestricted and restricted cash and cash equivalents—end of period	$226,204	$197,739